      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 19, 2000

                        Registration No. 333- ___________

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  VIRAGEN, INC.
        -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
        -----------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   59-2101668
        -----------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                         865 S.W. 78th Avenue, Suite 100
                              Plantation, FL 33324
                            Telephone (954) 233-8746
        -----------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:

                              Gerald Smith                                     James M. Schneider, Esq.
                         Chairman of the Board                                      Atlas Pearlman
                             Viragen, Inc.                                   350 East Las Olas Boulevard
                     865 SW 78th Avenue, Suite 100                                    Suite 1700
                       Plantation, Florida 33324                            Fort Lauderdale, Florida 33301
                             (954) 233-8746                                         (954) 763-1200
         ------------------------------------------------------- -----------------------------------------------------
             (Name, address, including zip code, and telephone number, including area code, of agent for service)


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE


        Title of each class                               Proposed maximum           Proposed
        of securities to be             Amount to be     offering price per     maximum aggregate          Amount of
            registered                   registered           unit (1)          offering price (1)     registration fee
------------------------------------ ------------------- -------------------- ----------------------- --------------------
Common stock,
   $.01 par value per share,
   issuable upon
   conversion of
   convertible short-term                     2,175,000           $     1.50            $  3,262,500               $  861
   promissory notes (2)

Common stock,
   $.01 par value per share,
   issuable upon exercise
   of common stock
   purchase warrants (3)                        225,000                 1.50                 337,500                   89
                                              ---------                                 ------------               ------
                                              2,400,000                                 $  3,600,000              $   950
                                              =========                                 ============              =======

----------------
(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the last sale price of our common stock, $.01 par value per share, as reported on the American Stock Exchange at May 11, 2000.

(2) Includes up to an aggregate of 2,175,000 shares of our common stock issuable upon the conversion of two $1,000,000 convertible short-term promissory notes plus related interest at $1.00 per share.

(3) Includes up to an aggregate of 225,000 shares of our common stock issuable upon the exercise of warrants exercisable at prices ranging between $0.95 and $2.00 per share.

               Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered an additional number of shares as may be issuable as a result of the anti-dilutive provisions of the notes and warrants.

               Viragen, Inc. will amend this registration statement on the date or dates as may be necessary to delay its effective date until Viragen shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS PART, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              Subject to Completion
                               Dated May 19, 2000

                   Selling Security Holder Offering Prospectus

                                  VIRAGEN, INC.

                        2,400,000 shares of common stock

         The selling security holders will receive the proceeds from the re-sale of the shares.

         Our common stock is listed on the American Stock Exchange, under the symbol "VRA". On May 11, 2000, the last reported sale price for our common stock was $1.50 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 5.

                          ----------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is May ____, 2000.

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

About Viragen ........................................................   3

Where You Can Find More Information ..................................   3

Risk Factors .........................................................   5

Use of Proceeds ......................................................  11

Dividend Policy ......................................................  11

Selling Security Holders .............................................  11

Plan of Distribution .................................................  13

Description of Securities ............................................  14

Legal Matters ........................................................  15

Experts ..............................................................  16

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.

                                  ABOUT VIRAGEN

         Viragen, Inc. is in the business of researching and developing products which help the human immune system resist viral infections. We were organized in 1980. Our primary product is a natural interferon product named Omniferon(TM), which we produce using human white blood cells. Natural interferon stimulates and controls the human immune system. In addition, interferon may stem the growth of various viruses including those involved with diseases like hepatitis, multiple sclerosis, cancer and HIV/AIDS.

          Neither the United States Food and Drug Administration nor the European Union regulatory authorities has approved our product. When we refer to "product" later in this prospectus, we do not intend to imply that our product has regulatory approvals that will allow it to be marketed currently. Viragen will seek Food and Drug Administration and European Union regulatory authority approval for various uses of its Omniferon product in the future. This approval requires several years of clinical trials and substantial additional funds. We are concentrating our efforts on obtaining the necessary regulatory approvals for our Omniferon product so that we may market our product. This will be initially in the European Union and eventually from the Food and Drug Administration for the United States.

         Our affiliate, Viragen (Scotland) Ltd., has entered into a license and manufacturing agreement with the Common Services Agency of Scotland, and the Scottish National Blood Transfusion Service. As a result of this agreement, the Scottish National Blood Transfusion Service will help in the manufacture of our natural interferon product for exclusive distribution in the European Union and on a non-exclusive basis worldwide. The Scottish National Blood Transfusion Service will receive royalties and special access to our Omniferon product. We have also entered into agreements with the American Red Cross, America's Blood Centers and the German Red Cross for supplies of white blood cells. These sources of white blood cells will enable us to manufacture Omniferon in sufficient quantities to conduct planned European Union and United States clinical trials. Subject to regulatory approvals, these sources will also provide sufficient quantities of white blood cells for commercial manufacturing in the future.

         Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, FL 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3. This prospectus is a part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Viragen, Inc. and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit, to which reference is made. You may obtain these exhibits from the Securities and Exchange Commission, as discussed below.

         We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these filings at the Securities and Exchange Commission public reference rooms in Washington, D.C.; New York, NY; and Chicago, IL. You may request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for copying costs. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission web site at HTTP://WWW.SEC.GOV or through our web site at HTTP://WWW.VIRAGEN.COM.

         The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Quarterly report on Form 10-Q, for the quarterly period ended March 31, 2000, filed May 15, 2000;
         o Quarterly report on Form 10-Q, for the quarterly period ended December 31, 1999, filed February 14, 2000;
         o Quarterly report on Form 10-Q, for the quarterly period ended September 30, 1999, filed November 15, 1999.
         o Annual Report on Form 10-K/A for the fiscal year ended June 30, 1999, filed February 10, 2000; and
         o Registration statement on Form S-3 (File No. 333-32306), filed March 13, 2000.

You may obtain a copy of these filings at no cost by writing, telephoning, faxing or visiting out website at the following address:

                                Dennis W. Healey
                                  Viragen, Inc.
                         865 S.W. 78th Avenue, Suite 100
                              Plantation, FL 33324
                          Telephone No.: (954) 233-8746
                          Facsimile No.: (954) 233-1414
                        Web Site: http://www.viragen.com.

                                  RISK FACTORS

         An investment in our common stock is very risky. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors.

WE HAVE A HISTORY OF LOSSES DUE TO LACK OF SALES AND REGULATORY APPROVALS. IF WE DO NOT RECEIVE NECESSARY REGULATORY APPROVALS AND DEVELOP PROFITABLE OPERATIONS, WE WILL NEED TO TERMINATE OUR OPERATIONS. AS A RESULT, INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT.

         Since the organization of Viragen, we have incurred operating losses. Losses have totaled:

         o  $9,025,326 for the nine month period ended March 31, 2000,
         o  $10,650,832 for the fiscal year ended June 30, 1999,
         o  $7,856,136 for the fiscal year ended June 30, 1998, and
         o  $4,775,245 for the fiscal year ended June 30, 1997.

At March 31, 2000, we had a total deficit since organization of $59,551,040 and a working capital deficit of $1,870,309.

         We presently produce a single product known as Omniferon(TM), a natural human leukocyte derived alpha interferon. However, because the United States Food and Drug Administration and the European Union regulatory authorities have not yet approved our natural interferon product, we cannot sell this product. As a result, we have no current source of income from operations.

         We will not be able to reduce our losses or operate profitably, until we obtain the necessary approvals to sell natural interferon. While we currently have a 10% interest in a company that is developing a product for the treatment of rheumatoid arthritis, we expect sales of natural interferon to be our primary source of income. Investors must understand that our natural interferon product may never receive the necessary approvals from regulatory authorities. In addition, even if the product is approved, we may not be able to recover sufficient profit from the sale of natural interferon. If we do not obtain the required approvals or we do not profit from the sale of natural interferon or other products, Viragen most likely will terminate its operations. In that case, those who have invested in Viragen will likely lose their entire investment.

         As a result of these conditions, our independent certified public accountants included an explanatory paragraph in their report dated September 17, 1999. Their report indicated that these conditions raised substantial doubt about our ability to continue as a going concern. As of May 12, 2000, we had on hand less than one year's cash requirements.

COMPETITIVE CONDITIONS IN THE PHARMACEUTICAL INDUSTRY MAY FORCE US TO TERMINATE OPERATIONS.

         Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We do not have, as yet, an immunological product that can be marketed. Our competitors also have greater financial, marketing and human resources than Viragen. Some of our competitors, including Hoffman-La Roche, Inc., Shering-Plough Corporation, Biogen, Inc., Chiron Corp., and Baxter Laboratories, already have approvals for their synthetic interferons. They have been marketing their products, since 1986. These companies have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce our product, if and when we receive the necessary regulatory approval. We only expect competition to increase in the future. In addition, technological advances made by our competitors may make synthetic products more effective, less costly and with less harmful side effects. Viragen may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we may terminate operations.

         Competition for funding in the pharmaceutical industry is also intense. As explained above, we have no source of income, as yet. We may not have sufficient sources of income or investment capital for a significant period of time, if ever. We need additional funds to conduct clinical trials so we can receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will most likely terminate operations. In that case, any investment in Viragen could be lost.

GOVERNMENT REGULATION MAY AFFECT VIRAGEN'S ABILITY TO DEVELOP AND DISTRIBUTE NATURAL INTERFERON.

         All pharmaceutical manufacturers are subject to state and federal rules and regulations. In particular, we must comply with the United States Food and Drug Administration guidelines governing production, testing and marketing. European Union regulatory authorities also impose similar regulations. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

IF PATIENTS HAVE PROBLEMS RECEIVING THIRD PARTY REIMBURSEMENTS OF OUR PRODUCT, IT WILL BE MORE DIFFICULT TO MARKET OUR PRODUCT. IN ADDITION, OUR MARKETING COSTS WOULD INCREASE.

         Our ability to successfully market our products depends in part on the receipt of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours or the amount of reimbursement available to patients may affect our ability to market our product at a profit. Third party reimbursement limitations could restrict the patient population that will make use of our product. If we have difficulty in getting third party payors to allow reimbursement for our product, this could also require us to increase our marketing efforts. This will involve greater expenses.

OUR PROPRIETARY TECHNOLOGY AND ANY FUTURE PATENTS THAT WE RECEIVE MAY NOT PROVIDE SUFFICIENT PROTECTION TO US.

         We intend to rely, in part, on technology developed by Viragen's scientists for the efficient and safe production of natural interferon. We believe that this technology allows us to produce our natural interferon more efficiently and with less possible contaminants. Viragen recently filed two patent applications relating to our Omniferon production technology. If we are not successful in obtaining patents or demonstrating that our production process is proprietary under trade secret law, we will have limited protection against those who might copy our technology. In addition, we may be damaged if we are accused of misappropriating a competitor's proprietary technology, even if these claims are untrue. We cannot assure you that our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide necessary protection to us.

TECHNOLOGY TRANSFERS BY VIRAGEN TO THIRD PARTIES MAY NOT RESULT IN REVENUE TO
US.

         One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce natural human leukocyte alpha interferon outside the United States. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS, AND OUR PRODUCT LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL CLAIMS OR CONTINUE TO BE AVAILABLE TO US.

         Persons, who claim to be injured from use of our natural interferon, may file claims for personal injuries or other damages against us. In order to protect Viragen against these claims, we maintain product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in total. We cannot be sure that this insurance will be adequate to cover any liabilities that may result from the use of our natural interferon. Also, we may not be able to afford this form of insurance in the future.

OUR RELIANCE ON FOREIGN THIRD PARTY MANUFACTURER MAY DISRUPT OPERATIONS.

         Viragen (Scotland) Ltd., a wholly-owned subsidiary of Viragen (Europe) Ltd., our majority-owned subsidiary, entered into a manufacturing agreement with the Common Services Agency of Scotland for the production of Omniferon. Under this agreement, Viragen (Scotland) and the Common Services Agency will jointly manufacture Omniferon. Our decision to use an offshore manufacturer could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, relying on the Common Services Agency exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

         o  local governmental regulations,
         o  tariffs,
         o  import and export restrictions,
         o  transportation,
         o  taxes, and
         o  foreign health and safety regulations.

         Foreign manufacturing arrangements will limit our control. For instance, the Common Services Agency has limited our access to portions of their facility, when introducing stimulating agents during production. This may lead to the disruption of our operations. This could negatively affect our operations and your investment in us.

WE ARE DEPENDENT ON KEY EXECUTIVES AND THEIR LOSS WOULD BE DAMAGING TO VIRAGEN.

         Mr. Gerald Smith, our chairman of the board and president, Mr. Dennis
W. Healey, our executive vice president, treasurer and chief financial officer, and Dr. D. Magnus Nicolson, the managing director of Viragen (Scotland) Ltd., manage our day-to-day operations. We have employment agreements with Messrs. Smith, Healey and Nicolson which restrict competitive activities by them. However, the loss of their services would have a negative effect on our ability to conduct business. Our future success will greatly depend on our ability to attract and retain additional skilled personnel in various phases of our operations.

WE WILL REQUIRE ADDITIONAL FUNDING TO CONDUCT OPERATIONS. THE FUNDING MAY NOT BE AVAILABLE AND CAUSE US TO TERMINATE OUR OPERATIONS.

         Viragen will continue to require significant funding in the future to continue its operations. We estimate that we will require funding of approximately $30 million, over the next three years. These funds would be used to fund operations including clinical trials. We cannot assume that any additional financing will be available. If financing is not available, we may have to sell, suspend, or terminate our operations.

THE SALE OF OUR COMMON STOCK UNDER THIS SHELF REGISTRATION AND OTHER FINANCINGS MAY CAUSE SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.

         As described in the preceding risk factor, we will need additional funding to continue to conduct operations. In December 1999, we retained the investment banking firm of Ladenburg Thalmann & Co., Inc. to aid us in identifying and developing financing sources. They will serve as the exclusive placement agent for offerings under a shelf registration on Form S-3 (File No. 333-32306), and have agreed to assist us in raising up to $60,000,000 through equity transactions. In order to raise the amount of funding needed, we may have to issue millions of common shares.

         Also, during February and March 2000, Viragen issued short-term convertible notes to two investors. The notes totaled $2,000,000 in principal. Interest on one $1,000,000 note is payable at 8% and the second $1,000,000 note bears an interest rate of 9.5%. The notes are convertible into a total of 2,000,000 common shares, which are being registered under this registration.

         Future transactions with other investors could further depress the price of our stock because of additional stockholder dilution.

WE MAY HAVE VIOLATED SECTION 5 OF THE SECURITIES ACT OF 1933 AND MAY HAVE A CONTINGENT LIABILITY TO INVESTORS

         In March 1999, we issued 8% convertible promissory notes in the amount of $2,000,000 to two investors. In June 1999, we modified our agreements with these investors to lower the conversion price of their promissory notes. We did this in order to obtain a waiver from the investors for an interim financing. We did the interim financing in May 1999 when we received $1,375,000 from three other investors through the sale of our common stock. Since we had a pending registration statement at the time of the June 1999 modification and the May 1999 interim financing, the Securities and Exchange Commission informed us that we may have violated Section 5 of the Securities Act of 1933. If this is so, we may have a contingent liability to the 8% convertible promissory note investors and the three investors in the interim financing, since they may have the right to rescind their transactions.

OUR OPERATIONS MAY SUFFER FROM COMPUTER PROBLEMS RELATING TO THE YEAR 2000.

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the year 2000. Some older computer systems store dates with only a two-digit year with an assumed prefix of "19." Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results by or at the year 2000.

         Because we rely heavily on computers to conduct our business, we are subject to all the risks associated with the year 2000 condition. We have assessed the scope of our risks related to problems these computer systems may have experienced upon the arrival of the year 2000. We believe that we have adequately addressed these risks. In addition, we have questioned our vendors and business partners about their progress in identifying and addressing problems related to the year 2000. However, we cannot assure you that all of these third party systems or that our computer systems are fully year 2000 compliant.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase in the market value of Viragen's common stock.

POSSIBLE SALES OF SECURITIES BY CURRENT STOCKHOLDERS COULD HAVE A DEPRESSIVE EFFECT ON MARKET VALUE OF OUR STOCK.

         As of May 12, 2000, we had 7,651,821 shares of common stock outstanding, which were "restricted securities," as defined by Rule 144 under the Securities Act of 1933. Also, as of that date, we had short-term convertible notes, convertible preferred stock, and common stock options and warrants outstanding, which if converted or exercised, would result in 11,289,799 additional shares of our common stock outstanding. Under Rule 144, a person who holds restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 and sales of common stock covered by registration statements filed by us, including shares covered by this prospectus, may reduce the market price of our common stock and will increase the number of our publicly-held securities.

WE COULD USE PREFERRED STOCK TO RESIST TAKEOVERS AND MAY ALSO CAUSE POTENTIAL ADDITIONAL DILUTION.

         Our Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, of which at May 12, 2000, 2,650 shares of series A preferred stock were issued and outstanding. Our Certificate of Incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the following terms:

         o  dividend and liquidation preferences,
         o  voting rights,
         o  conversion privileges,
         o  redemption terms, and
         o  other privileges and rights of the shares of each authorized series.

The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders' liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit Viragen and Viragen's stockholders.

                                 USE OF PROCEEDS

         We used the net proceeds from the short-term borrowings for general corporate purposes including the funding of clinical trials of our Omniferon product, capital expenditures and general working capital.

                                 DIVIDEND POLICY

         We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future because:

         o  we have experienced losses since inception,
         o  we have significant capital requirements in the future, and
         o we presently intend to retain future earnings, if any, to finance the expansion of our business.

Future dividend policy will depend on:

         o  our earnings, if any,
         o  capital requirements,
         o  expansion plans,
         o  financial condition, and
         o  other relevant factors.



                            SELLING SECURITY HOLDERS

TRANSACTION OVERVIEW

         On November 3, 1999, Viragen, Inc. borrowed $400,000 from Equitable Equity Lending, Inc. through a note secured by a second mortgage and a security agreement. The note bears interest at a rate of 12% per annum. Interest was payable monthly commencing on December 3, 1999, with the principal and unpaid interest due on May 3, 2000. The note with related accrued interest was paid in full on April 21, 2000.

         The note was secured by a mortgage on Viragen's Hialeah facility and the laboratory equipment located in the facility. Also, while the mortgage's promissory note was not convertible into common stock, Viragen did issue Equitable a warrant to purchase 25,000 common shares, as additional consideration. The warrant is exercisable at $0.95 per share through October 31, 2004.

         On February 18, 2000, we entered into a subscription agreement with Active Investors Ltd. II, an investment fund managed by Carl N. Singer. Mr. Singer is a director of Viragen and the Chairman of its Executive Committee. Under the terms of the subscription agreement, we issued to Active Investors Ltd. II a convertible promissory note for the principal amount of $1,000,000. The promissory note bears interest at a rate of 9.5% per annum. The principal and interest are payable on February 17, 2001. Charles Simons, a director of Viragen and the Chairman of its Audit, Finance & Compensation Committee, is an investor in Active Investors Ltd. II.

         Active Investors Ltd. II can elect to convert the unpaid principal and interest, at any time, into common shares at the fixed rate of $1.00 per share. Under the subscription agreement, Active Investors Ltd. II also received a warrant to purchase 100,000 common shares. The warrant is exercisable at $2.00 per share through February 17, 2003.

         On March 1, 2000, Viragen entered into a loan and escrow agreement with AMRO International, S.A. Under the terms of this agreement, we issued to AMRO International a convertible promissory note for the principal amount of $1,000,000. The promissory note bears interest at a rate of 8% per annum. The principal and interest are payable on March 1, 2001.

         AMRO International can elect to convert the unpaid principal and interest, at any time, into common shares at the fixed rate of $1.00 per share. Under the subscription agreement, AMRO International also received a warrant to purchase 100,000 common shares. The warrant is exercisable at $1.72 per share through March 1, 2004. Viragen paid $70,000 for placement fees and expenses on the transaction.

OWNERSHIP TABLE

         The following table sets forth as of May 12, 2000:

         o  the name of each of the selling security holders,
         o  the amount of common stock held directly or indirectly or underlying the warrants to be offered by the selling security holders, and
         o  the amount to be owned by the selling security holders following the sale of these shares.

         As of May 12, 2000, there were outstanding 85,307,495 shares of Viragen's common stock.

         The total of 2,400,000 potential shares allocated to the selling security holders was derived as follows:

         o 2,175,000 shares issuable upon conversion of convertible promissory notes and related interest, and
         o 225,000 shares issuable upon exercise of warrants issued to the selling security holders.


                                                              Number of                  Shares to be Owed
          Name of Selling Security Holders                   Shares Owned                  After Offering
-----------------------------------------------------     -------------------     ---------------------------------
Equitable Equity Lending, Inc.                                        25,000                         0
Active Investors Ltd. II                                           1,195,000                         0
AMRO International, S.A.                                           1,180,000                         0
                                                          ===================
                                                                   2,400,000
                                                          ===================

         Equitable Equity's ownership includes warrants to purchase 25,000 common shares.

         Active Investors Ltd. II's ownership includes 1,095,000 common shares issuable upon conversion of the convertible promissory note and related interest. Their ownership also includes a warrant to purchase 100,000 common shares. Active Investors Ltd. II is an investment fund managed by Carl N. Singer, a director of Viragen.

         AMRO International's ownership includes 1,080,000 common shares issuable upon conversion of the convertible promissory note and related interest. Their ownership also includes a warrant to purchase 100,000 common shares.

         Viragen agreed to pay for all costs and expenses in the issuance, offer, sale and delivery of the shares of our common stock. These include, all expenses and fees of preparing, filing and printing the registration statement and mailing of these items. Viragen will not pay selling commissions and expenses for any sales by the selling security holders. Viragen will indemnify the selling security holders against civil liabilities including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         These shares of our common stock may be sold by the selling security holders or by other successors in interest. The sales may be made on one or more exchanges or in the over-the-counter market, at prices related to the then current market price, or in negotiated transactions. The shares of our common stock may be sold by one or more of the following methods, including:

         o a block trade in which the broker-dealer will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal;
         o purchases by a broker or dealer as principal and resale by the broker or dealer;
         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
         o face-to-face or other direct transactions between the selling security holders and purchasers without broker-dealer or other intermediary.

         In addition, the selling security holders may, subject to the restrictions described below and previously under "Selling Security Holders", sell short the common stock of Viragen. In these instances, this prospectus may be delivered in the connection with the short sale, and the shares offered may be used to cover the short sale. In making sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers or agents to participate. Broker-dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to the sale. These broker-dealers, agents and any other participating broker-dealers or agents, as well as the selling security holders and the placement agent, may be considered to be "underwriters" within the meaning of the Securities Act of 1933. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 may be sold under Rule 144 rather than by this prospectus.

         We informed the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, will apply to their sales in the market. We have furnished the selling security holders with a copy of these rules. We have also informed the selling security holders that they must deliver a copy of this prospectus with any sale of their shares.

                            DESCRIPTION OF SECURITIES

         Viragen is currently authorized to issue up to 125,000,000 shares of common stock, par value $.01 per share. There were 85,307,495 shares outstanding as of May 12, 2000. Viragen is also authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share. There were 2,650 shares of series A preferred stock were outstanding as of May 12, 2000.

COMMON STOCK

         Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Viragen, after payment to creditors and holders of our outstanding preferred stock, Viragen's assets will be divided proportionately on a per share basis among the holders of our common stock.

         Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Viragen's By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

PREFERRED STOCK

         Viragen is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Viragen's board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

         o  dividend and liquidation preferences,
         o  voting rights,
         o  conversion privileges, and
         o  redemption terms.

         Viragen includes preferred stock in its capitalization to improve its financial flexibility. However, Viragen could use preferred stock to preserve control by present management, in the event of a potential hostile takeover of Viragen. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of Viragen's common stock.

SERIES A PREFERRED STOCK

         Viragen established the series A preferred stock in November 1986. Each share of series A preferred stock is immediately convertible into 4.26 shares of our common stock. Dividends on the series A preferred stock are cumulative and have priority to our common stock. These dividends are payable in either cash or common stock, at Viragen's option.

         The series A preferred stock has voting rights only if dividends are in arrears for five annual dividends. Upon this occurrence, the voting is limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. Viragen may redeem the series A preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the series A preferred stock.

         Owners of the series A preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon liquidation, dissolution or winding up of Viragen. This must be satisfied before any distribution or payment is made to holders of the common stock or other stock of Viragen junior to the series A preferred stock.

TRANSFER AGENT

         The transfer agent for the shares of our common stock is Chase Mellon Shareholder Services, Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

                                  LEGAL MATTERS

         Atlas Pearlman will review the validity of the issuance of the shares of our common stock being offered. They are located at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301. Members of that firm or members of their family own a total of 37,000 shares of our common stock.

                                     EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended June 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  Viragen, Inc.

                                   Prospectus

                                  May __, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth expenses payable in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions.

Securities and Exchange Commission
   registration fee                                               $   950
Legal fees and expenses                                             5,000
Accounting fees and expenses                                        4,000
Blue sky fees and expenses                                            500
Printing expenses                                                   1,200
Registrar and transfer agent's fee                                  1,500
Miscellaneous                                                         850
                                                             -------------
Total                                                            $ 14,000
                                                             =============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending, or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

         A corporation may indemnify against expenses, including attorney's fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses.

         Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney's fees, actually and reasonably incurred by him or her.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

ITEM 16. EXHIBITS

     2. Plan of acquisition, reorganization, arrangement, liquidation or succession

         2.1 Plan of Merger between Florida Immunological Institute, Inc. and Vira-Tech, Inc., dated September 30, 1986 (incorporated by reference to the Company's registration statement on Form S-2, dated October 24, 1986, as amended File No. 33-9714 ("1986 Form S-2"), Part II, Item 16, 2.1)

         2.2 Articles of Merger of Florida Immunological Institute into Vira-Tech, Inc., dated September 30, 1986 (incorporated by reference to 1986 Form S-2, Part II, Item 16, 2.2)

     4. Instruments defining the rights of security holders, including indentures

         4.1 Form of Common Stock Certificate (incorporated by reference to Viragen's registration statement on Form S-1 dated June 8, 1991, File No. 2-72691)

         4.2 Certificate of Designation for Series A Preferred Stock, as amended (incorporated by reference to 1986 Form S-2, Part II,
                  Item 16, 4.4)

         4.3 Specimen Certificate for Unit (Series A Preferred Stock and Class A Warrant) (incorporated by reference to 1986 Form S-2,
                  Part II, Item 15, 4.5)

         4.4 1995 Stock Option Plan (incorporated by reference to the Company's Registration Statement on Form S-8 filed June 9,
                  1995)

         4.5 1997 Stock Option Plan (incorporated by reference to the Company's Registration Statement on Form S-8 filed April 17,
                  1998)

         4.6 Subscription Agreement between Active Investors Ltd. II and Viragen, Inc. dated February 18, 2000 *

         4.7 Loan and Escrow Agreement between AMRO International, S.A. and Viragen, Inc. dated March 1, 2000 *

         4.8 Common Stock Purchase Warrant issued to Equitable Equity Lending, Inc. dated November 1, 1999 *

         5. Opinion of Atlas Pearlmann, P.A. as to the validity of securities being registered. *

         23.      Consents of experts and counsel.

         23.1     Consent of Independent Certified Public Accountants*

         23.2     Consent of Atlas Pearlmann, P.A. (included as part of Exhibit
                  (5)).

---------
*  Filed herewith

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Viragen has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Viragen in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida on May 16, 2000.

                                  VIRAGEN, INC.

                                  BY: /s/   GERALD SMITH
                                      ----------------------------------------
                                            Gerald Smith
                                            Chairman of the Board of Directors
                                            and President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                            TITLE                                 DATE
---------                                                            -----                                -----
/s/  Gerald Smith                             Chairman of the Board Of Directors, President, And      May 16, 2000
------------------------------------------    Principal Executive Officer
Gerald Smith

/s/ Robert H. Zeiger                          Vice Chairman of the Board                              May 16, 2000
------------------------------------------
Robert H. Zeiger

/s/ Carl N. Singer                            Director and Chairman of the Executive Committee        May 16, 2000
------------------------------------------
Carl N. Singer

/s/ Dennis W. Healey                          Executive Vice President, Treasurer, Principal          May 16, 2000
------------------------------------------    Financial Officer, Director and Secretary
Dennis W. Healey

/s/ Charles J. Simons                         Director                                                May 16, 2000
------------------------------------------
Charles J. Simons

/s/ Peter D. Fischbein                        Director                                                May 16, 2000
------------------------------------------
Peter D. Fischbein

                                              Director                                                May   , 2000
------------------------------------------
Sidney Dworkin

/s/ Robert C. Salisbury                       Director                                                May 16, 2000
------------------------------------------
Robert C. Salisbury

/s/ Jose I. Ortega                            Controller and Principal Accounting Officer             May 16, 2000
------------------------------------------
Jose I. Ortega